Continental Building Products Reports Second Quarter 2019 Results
Herndon, Virginia, August 1, 2019. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the second quarter ended June 30, 2019.
Highlights of Second Quarter 2019 as Compared to Second Quarter 2018

•	Net sales decreased 10.8% to $124.2 million

•	Wallboard sales volumes decreased 6.1% to 678 million square feet

•	Net income decreased to $12.8 million; adjusted net income[1] was $15.1 million

•	Earnings per share decreased to $0.37; adjusted earnings per share[1] decreased to $0.43

•	Adjusted EBITDA[1] decreased to $32.9 million

•	Generated cash flows from operations of $30.9 million

•	Deployed $6.0 million in capital investments and $15.0 million to repurchase 589,300 shares of common stock
"We continue to focus on our Bison Way continuous improvement efforts to reduce costs and streamline operations as we confront a sluggish new home construction market that negatively impacted our second quarter results. In this environment, we continued to generate significant cash flows and return value to our shareholders during the second quarter, with share repurchases approximating 2% of our common stock," stated Jay Bachmann, President and Chief Executive Officer.
Mr. Bachmann continued, "We continue to invest in high-return capital projects to ensure we are well positioned to provide exceptional value to our customers through our low cost, highly efficient operations. We expect market conditions to improve in the second half and believe the rigorous commitment of everyone at Continental positions us to deliver additional value to our customers, while deploying our strong cash flows to produce attractive returns for our shareholders."
Second Quarter 2019 Results vs. Second Quarter 2018
Net sales of $124.2 million decreased 10.8%, compared to $139.3 million in the prior year quarter. Wallboard sales volumes decreased 6.1% to 678 million square feet (MMSF), compared to 722 million square feet (MMSF) in the prior year quarter, primarily attributable to softer demand. In addition to the lower volumes, net sales were negatively impacted by a 6.6% decrease in the average mill net price compared to the prior year quarter.
Operating income was down 36.4% to $19.4 million, compared to $30.6 million in the prior year quarter, mainly due to lower volumes and pricing. SG&A expense was $9.1 million compared to $10.4 million in the prior year quarter, or 7.3% of net sales compared to 7.5% in the prior year quarter.
Net interest expense decreased 11.1% to $2.4 million, compared to $2.7 million in the prior year quarter, reflecting higher investment income and capitalized interest, along with the benefits of lower spreads obtained on the term debt, partially offset by the rise in LIBOR.
Net income decreased $9.0 million or 41.3% to $12.8 million, or $0.37 per share, compared to $21.9 million, or $0.59 per share, in the prior year quarter. Adjusted net income1, which excludes a non-cash loss on intangible asset impairment related to two trademarks, which the company discontinued the use of the branding of its products, decreased $6.8 million, or 31.0%, to $15.1 million compared to $21.9 million. Adjusted earnings per share1 decreased 27.1% to $0.43 per share compared to $0.59 per share. The $6.8 million decrease in adjusted net income1 was primarily a result of the decrease in net sales as a result of lower volumes and pricing.

Adjusted EBITDA1, which excludes the non-cash loss on intangible asset impairment, decreased $8.4 million, or 20.4% to $32.9 million from $41.4 million.
Balance Sheet and Cash Flow
As of June 30, 2019, the Company had a cash balance of $110.6 million and total outstanding borrowings of $267.5 million. During the second quarter 2019, the Company generated cash flows from operations of $30.9 million and deployed $6.0 million in capital investments.
During the second quarter 2019, the Company repurchased 589,300 shares of its common stock under its repurchase program for an aggregate purchase price of $15.0 million, representing 1.7% of its outstanding shares as of December 31, 2018. As of June 30, 2019, the Company has repurchased $189.0 million of common stock at an average price of $23.84 per share and had a remaining authorization of $111.0 million for future repurchases under the program.
Buchanan Plant Update
As previously announced, in January 2019 the Company's Buchanan, New York plant experienced a significant equipment malfunction, resulting in an outage at the plant. The plant was off-line through March 15, 2019 while repairs were made. While the Buchanan plant was down, the Company increased production at its plants in Silver Grove, Kentucky and Palatka, Florida to offset a portion of the lost production from the Buchanan plant.
The Company has standard insurance coverage that is intended to cover circumstances such as these, including business interruption insurance. The insurance coverage is designed to cover the direct costs of rebuilding the damaged equipment, costs incurred to re-direct products from the Company's other plants, and the lost contribution margin of the sales that otherwise would have been made if the plant had been operating normally.
The Company anticipates the lost operating income and EBITDA1 associated with the outage to be in the range of $4.2 to $5.2 million to compensate for the lost sales from business interruption that otherwise would have been made if the plant had been operating normally during the first quarter 2019. In the second quarter 2019, the Company recorded an initial gain of $3.2 million related to the lost sales claim. The Company is working closely with its insurance advisers and carrier to finalize the claim associated with business interruption coverage. The Company anticipates an additional $1.0 - $2.0 million on lost sales being recovered once the claim is settled. When collected and recorded, the Company expects there will be a favorable $1.0 to $2.0 million operating income and EBITDA1 impact to a future quarter.

Details of Insurance Claims and Cash Payments Related to Buchanan Outage
	Claim Details			Cash Details
	Claim Amount	Insurance Deductible	Net recovery recorded in six months ended June 30, 2019	Cash received in the six months ended June 30, 2019	Receivable Recorded as of June 30, 2019
	(in thousands)
Rebuild property, plant and equipment damaged (a)	$1,839	$250	$1,589	$1,589	$—
Directs costs associated with business interruption (b)	3,015	—	3,015	2,377	638
Lost operating income and EBITDA[1] associated with lost sales from business interruption (c)	4,738	—	3,238	3,238	—
	$9,592	$250	$7,842	$7,204	$638

(a)	The rebuild of property, plant and equipment damaged and related net recovery resulted in a net gain of $1.5 million.

(b)
Direct costs associated with the business interruption include various expenses such as additional freight to ship to customers at greater distances from other plants, additional freight costs to reroute incoming raw materials and other various costs that were incurred as a result of the Buchanan outage and are expected to be covered by our insurance policy. The amounts reported are for the six months ending June 30, 2019. The net recovery of direct costs associated with business interruption were netted against actual costs incurred resulting in a net impact of zero to the income statement.

(c)
This represents the midpoint of the estimated $4.2 - $5.2 million of insurance proceeds for the lost operating income and EBITDA[1] the Company expects to receive related to the Buchanan outage. As of June 30, 2019, the company has been paid $3.2 million by the insurance company to compensate for these lost sales from business interruption that otherwise would have been made if the plant had been operating normally. The Company expects to receive an additional $1.0 - $2.0 million of insurance proceeds for the lost operating income and EBITDA[1] related to the Buchanan outage.

Forward-Looking Outlook for the Full Year 2019
•SG&A is expected to be in the range of $38 - $40 million, down from the previous range of $39 - $41 million.

•
Cost of goods sold inflation per unit compared to the prior year is expected to be in the range of 2% - 3%. We expect to partly offset this inflation by approximately $3 million of savings from high return capital projects.

•	Total capital expenditures are expected to be in the range of $26 - $30 million, down from the previous range of $30 - $34 million.

◦	Maintenance capital spending is expected to be in the range of $10 - $12 million.

◦	High-return capital spending is expected to be in the range of $14 - $16 million.

◦	Approximately $1.8 million incurred as a result of the Buchanan outage.

•	Depreciation and amortization is expected to be in the range of $43 - $45 million.

•	Effective tax rate is expected to be in the range of 22% - 23%.

Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, August 1, 2019 at 5:00 p.m. Eastern Time to review second quarter 2019 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-0789 (domestic) or (201) 689-8562 (international). A replay of the conference call will be available through September 1, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 13692755.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.
Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(in thousands, except share data and per share amounts)
Net sales	$124,206	$139,268	$246,238	$256,070
Cost of goods sold	95,970	98,263	186,756	184,879
Gross profit	28,236	41,005	59,482	71,191
Selling and administrative expense	9,118	10,445	18,771	19,869
Loss on intangible asset impairment	2,911	—	2,911	—
Gain from insurance recoveries, net	—	—	1,513	—
Gain from business interruption insurance	3,238	—	3,238	—
Operating income	19,445	30,560	42,551	51,322
Other expense, net	(66)	(87)	(102)	(227)
Interest expense, net	(2,395)	(2,694)	(4,887)	(5,414)
Income before losses from equity method investment and provision for income taxes	16,984	27,779	37,562	45,681
Losses from equity method investment	(367)	(391)	(412)	(755)
Income before provision for income taxes	16,617	27,388	37,150	44,926
Provision for income taxes	(3,769)	(5,493)	(8,376)	(9,385)
Net income	$12,848	$21,895	$28,774	$35,541

Net income per share:
Basic	$0.37	$0.59	$0.82	$0.96
Diluted	$0.37	$0.59	$0.82	$0.95
Weighted average shares outstanding:
Basic	34,804,588	36,879,774	35,025,208	37,154,750
Diluted	34,870,525	37,027,997	35,109,165	37,314,947

Continental Building Products, Inc.
Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$110,612	$102,633
Trade receivables, net	39,926	38,454
Inventories, net	33,938	32,225
Prepaid and other current assets	6,742	19,805
Total current assets	191,218	193,117
Property, plant and equipment, net	284,413	288,368
Customer relationships and other intangibles, net	56,051	62,680
Goodwill	119,945	119,945
Equity method investment	7,263	7,975
Operating lease - right of use assets	840	—
Debt issuance costs	206	296
Total Assets	$659,936	$672,381
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$31,650	$48,060
Accrued and other liabilities	9,137	12,815
Debt, current portion	1,709	1,669
Operating lease liabilities, current portion	629	—
Total current liabilities	43,125	62,544
Deferred taxes and other long-term liabilities	19,175	20,204
Debt, non-current portion	261,014	261,886
Operating lease liabilities, non-current portion	834	—
Total Liabilities	324,148	344,634
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,539,759 and 44,472,214 shares issued and 34,688,206 and 35,401,868 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	44	44
Additional paid-in capital	328,216	327,515
Less: Treasury stock	(229,073)	(209,050)
Accumulated other comprehensive loss	(4,802)	(3,391)
Accumulated earnings	241,403	212,629
Total Shareholders' Equity	335,788	327,747
Total Liabilities and Shareholders' Equity	$659,936	$672,381

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30, 2019	June 30, 2018
	(in thousands)
Cash flows from operating activities:
Net income	$28,774	$35,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,091	21,386
Amortization of debt issuance costs and debt discount	616	629
Gain from insurance recoveries, net	(1,513)	—
Loss on intangible asset impairment	2,911	—
Losses from equity method investment	412	755
Amortization of deferred gain on terminated swaps	(579)	(317)
Share-based compensation	1,144	1,611
Change in assets and liabilities:
Trade receivables	(1,492)	(4,647)
Inventories	(1,614)	(2,896)
Prepaid expenses and other current assets	12,989	4,369
Accounts payable	(16,320)	(2,078)
Accrued and other current liabilities	(4,753)	(955)
Other long-term liabilities	(116)	(622)
Net cash provided by operating activities	41,550	52,776
Cash flows from investing activities:
Payments for property, plant and equipment	(12,346)	(13,006)
Payments for intangible assets	(1,019)	(790)
Proceeds from insurance recoveries	1,589	—
Capital contributions to equity method investment	(90)	(438)
Distributions from equity method investment	390	78
Net cash used in investing activities	(11,476)	(14,156)
Cash flows from financing activities:
Proceeds from exercise of stock options	118	11
Tax withholdings on share-based compensation	(1,165)	(547)
Principal payments for debt	(1,358)	(1,358)
Payments to repurchase common stock	(20,023)	(24,562)
Net cash used in financing activities	(22,428)	(26,456)
Effect of foreign exchange rates on cash and cash equivalents	333	(320)
Net change in cash and cash equivalents	7,979	11,844
Cash, beginning of period	102,633	72,521
Cash, end of period	$110,612	$84,365

Reconciliation of Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share in the same manner. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA - Non-GAAP Measures
	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(unaudited, in thousands)
Net income	$12,848	$21,895	$28,774	$35,541
Adjustments:
Other expense, net	66	87	102	227
Interest expense, net	2,395	2,694	4,887	5,414
Losses from equity method investment	367	391	412	755
Provision for income taxes	3,769	5,493	8,376	9,385
Depreciation and amortization	10,571	10,805	21,091	21,386
EBITDA - Non-GAAP measure	$30,016	$41,365	$63,642	$72,708
Gain from insurance recoveries, net	—	—	(1,513)	—
Non-cash impairment	2,911	—	2,911	—
Adjusted EBITDA—Non-GAAP Measure (a)	$32,927	$41,365	$65,040	$72,708
Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP measure	26.5%	29.7%	26.4%	28.4%

(a)	The calculation does not include the additional $1.0 - $2.0 million of insurance proceeds from the lost sales for the Buchanan outage that the Company expects to receive once the claim is finalized.

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$12,848	$21,895	$28,774	$35,541
Gain from insurance recoveries, net of tax (a)	—	—	(1,173)	—
Non-cash impairment loss, net of tax (b)	2,257	—	2,257	—
Adjusted net income - Non-GAAP measure (c)	$15,105	$21,895	$29,858	$35,541

Earnings per share - GAAP measure	$0.37	$0.59	$0.82	$0.96
Gain from insurance recoveries, net of tax (a)	—	—	(0.03)	—
Non-cash impairment loss, net of tax (b)	0.06	—	0.06	—
Adjusted earnings per share - Non-GAAP measure (c)	$0.43	$0.59	$0.85	$0.96

(a)	Gain from insurance recoveries is shown net of tax expense of $0.3 million for the six months ended June 30, 2019.

(b)	Loss from non-cash impairment is shown net of tax benefit of $0.7 million for the three and six months ended June 30, 2019.

(c)
The calculation does not include the $1.0 - $2.0 million of insurance proceeds for the lost sales, or approximately $0.03 to $0.06 per share for the six months ended June 30, 2019, for the Buchanan outage that the Company expects to receive.

Other Financial and Operating Data
	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$6,008	$7,359	$13,365	$13,796
Wallboard sales volume (million square feet)	678	722	1,327	1,337
Mill net sales price (a)	$143.77	$153.88	$146.57	$152.83

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Volumes (million square feet)	722	674	725	649	678
Mill net sales price (a)	$153.88	$155.43	$154.20	$149.48	$143.77

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.